Exhibit 99.1

K12 Inc. Reports Third Quarter 2011 Results and Reaffirms Prior FY 2011 Outlook

Revenues Increase 35 percent to $130 million on Strong Enrollment Growth

HERNDON, Va.--(BUSINESS WIRE)--May 10, 2011--K12 Inc. (NYSE: LRN), a leading provider of proprietary, technology-based curriculum, software and education services created for individualized learning for students primarily in kindergarten through 12th grade, today announced its results for the third fiscal quarter ended March 31, 2011.

Summary Financial Results

  Revenues for the third quarter grew to $130.3 million, an increase of 34.8 percent over the third quarter in the prior year, primarily due to 22.7 percent organic revenue growth. Acquisitions and new initiatives contributed 12.1 percent to revenue growth.
  EBITDA for the third quarter of fiscal year 2011 was $21.8 million, an increase of 32.5 percent as compared to $16.4 million for the third quarter in the prior year, reflecting in the current period:
    Strength in the core business; partially offset by
    One-time charges of $2.2 million from financial systems and process improvement initiatives, merger integration and transaction expenses, and other one-time charges; and
    Startup losses attributable to new initiatives of $2.8 million.
  Operating income was $10.8 million, an increase of 4.3 percent as compared to $10.4 million for the third quarter in the prior year, reflecting
    Factors described above, and
    Depreciation and amortization of $11.0 million, an increase of $4.9 million primarily due to new product launches, systems releases, and purchase accounting.
  Net income to common and Series A shareholders for the third quarter was $5.6 million as compared to $6.1 million in the same period in the prior year, a decrease of 8.7 percent.
  Diluted earnings per share are $0.16 as compared to $0.20 in the same period in the prior year.
  Based upon year-to-date results, Management reaffirms its Fiscal Year 2011 Outlook previously provided

Review of Significant Business Activities

Ron Packard, Chief Executive Officer of K12 Inc., stated, “We are pleased with our performance this quarter across many initiatives. As a company, we achieved revenue growth of approximately 35 percent, thanks to 23 percent organic growth plus 12 percent from our new acquisitions and initiatives. Our virtual public school business remains strong with increased in-year enrollments. The environment for new states and cap expansion continues to be positive and we look forward to serving more children in more states in the Fall and are hopeful we will see favorable developments in coming months.”

“The integration of our recent acquisitions of KC Distance Learning (KCDL) and American Education Corporation (AEC) continues to progress. We are beginning to see the advantages of a broadened product portfolio in our institutional sales efforts. We expect to see continued benefits and cost savings going forward as we complete the integration of these businesses.”

“Furthermore, we continue to be optimistic about our ability to leverage our core competencies and strategic assets into other distribution channels. We continue to invest in our curriculum, systems and infrastructure to support this growth,” stated Mr. Packard. “Finally, on April 27, 2011, we completed a private placement sale of 4 million shares of restricted Common Stock to Technology Crossover Ventures (TCV). The aggregate investment of $125.8 million will support our expansion strategy. TCV brings both established expertise in the online education market and a strong track record of success investing in high growth companies.”

Financial results for the three months ended March 31, 2011 (Third Quarter Fiscal Year 2011)

  Revenues for the third quarter of fiscal year 2011 (FY 2011) were $130.3 million, an increase of 34.8 percent. This increase was primarily due to 22.7 percent organic revenue growth. In addition, programs obtained through our acquisition of KCDL contributed 8.4 percent to revenue growth, our acquisition of AEC contributed 2.7 percent to revenue growth, and new businesses and initiatives contributed 1.0 percent to revenue growth. Enrollments in K12 core / legacy public schools for the third quarter were 81,666, an increase of 20.9 percent. In addition, enrollment in K12 private schools including the K12 International Academy increased by 109.9 percent. Enrollments acquired as part of KCDL were 16,905 FTEs. In total, enrollment of 101,030 was an increase of 47.0 percent over the prior period.
  Instructional costs and services expenses for the third quarter of FY 2011 were $77.7 million, an increase of $21.2 million or 37.6 percent. This increase was primarily attributable to a $16.9 million increase in expenses to operate and manage schools including the programs acquired with KCDL. Included in the $21.2 million increase in instructional costs and services expenses are start-up and launch expenses for several new businesses and initiatives of $1.8 million.
  Selling, administrative, and other operating expenses for the third quarter of FY 2011 were $36.8 million, an increase of $9.9 million or 37.0 percent. This increase is primarily attributable to increases in: personnel costs including those acquired with KCDL and AEC; financial systems and process improvement costs; the effects of purchase accounting; and merger integration and transaction expenses. Included in the $9.9 million increase in selling, administrative, and other operating expenses are one-time expenses of $1.9 million and start-up and launch expenses of $1.8 million for several new businesses and initiatives.
  Product development expenses for the third quarter of FY 2011 were $5.0 million, an increase of $2.0 million or 70.0 percent. The increase is primarily due to internal software development projects and initiatives to support the Aventa curriculum acquired with KCDL. Included in the $2.0 million increase in product development expenses is $0.5 million related to new businesses.
  EBITDA, a non-GAAP measure (see reconciliation), for the third quarter of FY 2011 was $21.8 million, an increase of 32.5 percent. Without the combined one-time items of $2.2 million (financial systems and process improvement costs, merger integration and transaction expenses), and additional startup losses of $2.8 million during the period described above, EBITDA would have been $26.8 million.
  Operating income was $10.8 million, an increase of 4.3 percent. Depreciation and amortization were $11.0 million, an increase of $4.9 million or 80.9 percent primarily due investments in curriculum and systems to support growth and the effects of purchase accounting. Without the combined one-time items of $2.2 million and additional startup losses of $2.8 million and related depreciation and amortization of $0.3 million during the period described above (see table), operating income would have been $16.1 million.
  Income tax expense was $5.3 million, representing an effective tax rate of 50 percent. Income tax expense for the third quarter of FY 2010 was $3.9 million, an effective tax rate of 39.2 percent. The increase in the tax rate is primarily due to non-deductible transaction expenses in the current period and tax credits that reduced the effective tax rate in the same period in the prior year.
  Net income - K12 Inc. was $5.6 million, a decrease of 8.6 percent due to the factors mentioned above.
  Diluted net income attributable to common stockholders per share was $0.16 as compared to $0.20 in the third quarter of FY 2010, a decrease of 20 percent due to the factors described above. Diluted net income per share reflects a pro rata allocation of net income to Series A Special Stock. Diluted net income per share does not give effect to the 4 million shares issued in April 2011.

Financial results for the nine months ended March 31, 2011

  Revenues for the nine months ending March 31, 2011 were $394.2 million, an increase of 33.1 percent. This increase was primarily due to 22.7 percent organic revenue growth. In addition, programs obtained through our acquisition of KCDL contributed 7.5 percent to revenue growth, our AEC acquisition contributed 1.1 percent to revenue growth, and new businesses and initiatives contributed 1.8 percent to revenue growth.

  Instructional costs and services expenses for the nine months ending March 31, 2011 were $229.0 million, an increase of $62.8 million or 37.8 percent. Included in the $62.8 million increase in instructional costs and services expenses were start-up and launch expenses of $6.5 million for several new businesses and initiatives. Amortization of curriculum and learning systems increased $8.2 million.
  Selling, administrative, and other operating expenses for the nine months ending March 31, 2011 were $122.4 million, an increase of $37.4 million or 43.9 percent. This increase is primarily attributable to increases in: strategic marketing including brand awareness and student recruitment; personnel costs including those acquired with KCDL and AEC; merger integration and transaction expenses, financial systems and process improvement costs; the effects of purchase accounting; one-time stock compensation expenses associated with the execution of a new long-term employment agreement with our CEO; and other professional services. Included in the $37.4 million increase in selling, administrative, and other operating expenses are one-time expenses of $8.0 million and start-up and launch expenses of $4.3 million for several new businesses and initiatives.
  Product development expenses for the nine months ending March 31, 2011 were $12.3 million, an increase of $4.7 million or 62.6 percent. Included in the $4.7 million increase in product development expenses is $1.4 million related to new businesses.
  EBITDA, a non-GAAP measure (see reconciliation), for the nine months ending March 31, 2011 was $60.9 million, an increase of 9.3 percent. Without the combined one-time items of $9.6 million (cumulative merger integration costs, transaction expenses, financial systems and process improvement costs, effects of purchase accounting), and the additional startup losses totaling $5.8 million during the period described above, EBITDA would have been $76.3 million.
  Operating income was $30.4 million for the nine months ending March 31, 2011, a decrease of 18.6 percent. Depreciation and amortization were $30.5 million, an increase of $12.1 million or 65.9 percent primarily due investments in curriculum and systems to support growth and the effects of purchase accounting. Without the combined one-time items of $9.6 million and the additional startup losses of $5.8 million and related depreciation and amortization of $1.0 million during the period described above (see table), operating income would have been $46.8 million.
  Income tax expense was $14.3 million, representing an effective tax rate of 48.6 percent. Income tax expense for the prior period was $13.7 million, an effective tax rate of 37.7 percent. The increase in the tax rate is primarily attributable certain non-deductible transaction expenses in the current period and R&D tax credits that reduced the effective tax rate in the same period in the prior year.
  Net income - K12 Inc. was $15.6 million, a decrease of 31.6 percent due to the factors described above.
  Diluted net income attributable to common stockholders per share was $0.46 as compared to $0.76 in the prior period, a decrease of 39.5 percent, due to the factors described above. Diluted net income per share reflects a pro rata allocation of net income to Series A Special Stock. Diluted net income per share does not give effect to the 4 million shares issued in April 2011.

Cash, Capital Expenditures and Capital Leases

  As of March 31, 2011, the Company had cash and cash equivalents of $40.1 million reflecting a 39.7 percent decrease as compared to March 31, 2010 primarily due to the recent investments in AEC and Web. Cash and cash equivalents increased by $4.9 million from December 31, 2010. The above amounts do not reflect the $125.8 million investment from TCV that closed on April 27, 2011.
  Capital expenditures, including investment in core business revenue and new initiatives totaled $32.0 million for the nine months ended March 31, 2011 and was comprised of:
    $13.4 million for property and equipment, including $5.7 million for enterprise software, $2.2 million for expansion of our corporate offices, and $1.5 million for equipment in the build-out of our second data center
    $11.7 million for capitalized curriculum, and
    $6.9 million for capitalized software.
  Capital leases financed additional purchases of $15.3 million for the nine months ended March 31, 2011, primarily for computers and software for students.

Fiscal Year 2011 Outlook

Based upon year-to-date results and Management’s outlook for the fourth quarter of the fiscal year 2011, the Company is reaffirming its prior financial guidance for fiscal year 2011 provided on February 9, 2011.

Forward Statements

This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: the reduction of per pupil funding amounts at the schools we serve; reputation harm resulting from poor performance or misconduct of other virtual school operators; challenges from virtual public school opponents; failure of the schools we serve to comply with regulations resulting in a loss of funding; discrepancies in interpretation of legislation by regulatory agencies that may lead to payment or funding disputes; termination of our contracts with schools due to a loss of authorizing charter; failure to renew existing contracts with schools; increased competition; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of May 10, 2011, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Conference Call

The Company will discuss its third quarter 2011 financial results during a conference call scheduled for Tuesday, May 10, 2011 at 8:30 a.m. eastern time (ET).

The conference call will be webcast and available on the K12 web site at www.k12.com through the Investor Relations link. Please access the web site at least 15 minutes prior to the start of the call to register and download and install any necessary software.

To participate in the live call, investors and analysts should dial 866.356.3377 (domestic) or 617.597.5392 (international) at 8:20 a.m. (ET). The participant passcode is 37833441.

A replay of the call will be available starting on May 10, 2011, through May 17, 2011, at 888-286-8010 (domestic) or 617-801-6888 (international) passcode 71346965. It will also be archived at www.k12.com in the Investor Relations section for 60 days.

Total Average Enrollment (FTEs)

The following tables set forth average enrollment data for each of the periods indicated:

	Three months ending March 31,				Nine months ending March 31,
	2011	2010	Change	Change %	2011	2010	Change	Change %
Total Average Enrollment
K12 public schools	81,666	67,560	14,105	20.9%	81,560	67,755	13,804	20.4%
K12 private schools	2,459	1,172	1,288	109.9%	2,337	1,065	1,273	119.5%
K12 total	84,125	68,732	15,393	22.4%	83,897	68,820	15,077	21.9%

Total acquired enrollment*	16,905	-	16,905	NM	15,758	-	15,758	NM

Total Average Enrollment	101,030	68,732	32,298	47.0%	99,655	68,820	30,835	44.8%

*Acquired enrollment includes KCDL programs of iQ Academies, Aventa and Keystone.

Summary of One-time Charges and Startup Losses

(In millions)	Three months ending March 31, 2011	Nine months ending March 31, 2011

One-time charges	$2.2	$9.6
Startup losses	2.8	5.8
Total EBITDA impact	5.0	15.4

Depreciation and amortization in startups	0.3	1.0

Total operating income impact	$5.3	$16.4

K12 INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	March 31, 2011		March 31, 2011
	2011	2010	2011	2010
	(In thousands, except share and per share data)
Revenues	$130,293	$96,627	$394,167	$296,149
Cost and expenses
Instructional costs and services	77,727	56,479	229,004	166,161
Selling, administrative, and other operating expenses	36,763	26,843	122,438	85,069
Product development expenses	4,972	2,924	12,318	7,577
Total costs and expenses	119,462	86,246	363,760	258,807
Income from operations	10,831	10,381	30,407	37,342

Interest expense, net	(307)	(361)	(970)	(1,042)
Income before income tax expense and noncontrolling interest	10,524	10,020	29,437	36,300
Income tax expense	(5,260)	(3,927)	(14,310)	(13,676)
Net income	5,264	6,093	15,127	22,624
Add net loss attributable to noncontrolling interest	335	36	509	226
Net income — K12 Inc	$5,599	$6,129	$15,636	$22,850

Net income attributable to common stockholders per share:
Basic	$0.17	$0.20	$0.47	$0.77
Diluted	$0.16	$0.20	$0.46	$0.76
Weighted average shares used in computing per share amounts:
Basic	30,958,807	29,951,327	30,620,330	29,658,076
Diluted	31,758,313	30,352,974	31,327,544	30,023,341

Earnings Per Share Computation

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
	(In thousands, except share and per share data)		(In thousands, except share and per share data)

Net income - K12 Inc.	$5,599	$6,129	$15,636	$22,850
Amount allocated to participating Series A stockholders	457	—	1,241	—

Income available to common stockholders	$5,142	$6,129	$14,395	$22,850

Basic earnings per share computation:
Weighted average common shares — basic	30,958,807	29,951,327	30,620,330	29,658,076
Basic net income per share	$0.17	$0.20	$0.47	$0.77

Diluted earnings per share computation:
Weighted average common shares — diluted	31,758,313	30,352,974	31,327,544	30,023,341
Diluted net income per share	$0.16	$0.20	$0.46	$0.76

K12 INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	June 30,
	2011	2010
	(In thousands,
	except share and per
	share data)
ASSETS
Current assets
Cash and cash equivalents	$40,080	$81,751
Restricted cash	1,500	3,343
Accounts receivable, net of allowance of $2,839 and $1,363 at March 31, 2011 and June 30, 2010, respectively	134,048	71,184
Inventories, net	19,028	26,193
Current portion of deferred tax asset	4,768	4,672
Prepaid expenses	10,246	8,849
Other current assets	9,280	7,286
Total current assets	218,950	203,278

Property and equipment, net	44,377	24,260
Capitalized software development costs, net	24,342	16,453
Capitalized curriculum development costs, net	52,643	39,860
Deferred tax asset, net of current portion	—	5,912
Intangible assets	39,148	14,081
Goodwill	53,580	1,825
Investment in Web International	10,000	—
Deposits and other assets	4,625	2,213
Total assets	$447,665	$307,882

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current liabilities
Accounts payable	$13,773	$12,691
Accrued liabilities	12,468	8,840
Accrued compensation and benefits	8,627	10,563
Deferred revenue	28,315	9,593
Current portion of capital lease obligations	13,371	10,996
Current portion of notes payable	654	1,251
Total current liabilities	77,208	53,934
Deferred rent, net of current portion	3,886	1,782
Capital lease obligations, net of current portion	11,015	7,710
Notes payable, net of current portion	—	655
Deferred tax liability	10,899	—
Other long term liabilities	3,323	435
Total liabilities	106,331	64,516
Commitments and contingencies
Redeemable noncontrolling interest	19,040	17,374

Equity:
K12 Inc. stockholders’ equity
Common stock, par value $0.0001; 100,000,000 shares authorized; 31,556,283 and 30,441,412 shares issued and outstanding at March 31, 2011 and June 30, 2010, respectively	3	3
Additional paid-in capital	378,799	361,344
Series A Special Stock, par value $0.0001; 2,750,000 and 0 shares issued and outstanding at March 31, 2011 and June 30, 2010, respectively	63,112	—
Accumulated other comprehensive income	176	—
Accumulated deficit	(123,860)	(139,496)
Total K12 Inc. stockholders’ equity	318,230	221,851
Noncontrolling interest	4,064	4,141
Total equity	322,294	225,992
Total liabilities, redeemable noncontrolling interest and equity	$447,665	$307,882

K12 INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	2011	2010
	(In thousands)
Cash flows from operating activities
Net income	$15,127	$22,624
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	30,463	18,365
Stock based compensation expense	7,453	4,547
Excess tax benefit from stock-based compensation	(5,443)	(4,204)
Deferred income taxes	13,329	13,741
Provision for doubtful accounts	569	353
Provision for inventory obsolescence	729	558
Provision for (reduction of) student computer shrinkage and obsolescence	182	(217)
Changes in assets and liabilities:
Restricted cash	1,712	—
Accounts receivable	(52,728)	(41,234)
Inventories	7,235	8,673
Prepaid expenses	545	(826)
Other current assets	(1,994)	(2,914)
Deposits and other assets	(105)	262
Accounts payable	(4,150)	1,741
Accrued liabilities	1,516	(1,419)
Accrued compensation and benefits	(4,377)	1,651
Deferred revenue	14,478	11,813
Deferred rent	2,483	544
Net cash provided by operating activities	27,024	34,058

Cash flows from investing activities
Purchase of property and equipment	(13,400)	(898)
Capitalized software development costs	(6,895)	(6,589)
Capitalized curriculum development costs	(11,728)	(9,305)
Purchase of AEC, net of cash acquired of $3,841	(24,544)	—
Cash advanced for AEC performance escrow	(6,825)	—
Cash returned from AEC performance escrow	6,825	—
Cash paid for investment in Web	(10,000)	—
Cash paid for other investment	(2,040)	(842)
Net cash used in investing activities	(68,607)	(17,634)

Cash flows from financing activities
Repayments on capital lease obligations	(11,113)	(9,575)
Repayments on notes payable	(1,251)	(1,011)
Borrowings from line of credit	15,000	—
Repayments under line of credit	(15,000)	—
Proceeds from exercise of stock options	8,252	6,938
Proceeds from exercise of stock warrants	—	50
Excess tax benefit from stock-based compensation	5,443	4,204
Repurchase of restricted stock for income tax withholding	(1,595)	—
Net cash (used in) provided by financing activities	(264)	606
Effect of foreign exchange rate changes on cash and cash equivalents	176	—
Net change in cash and cash equivalents	(41,671)	17,030
Cash and cash equivalents, beginning of period	81,751	49,461
Cash and cash equivalents, end of period	$40,080	$66,491

Non-GAAP Financial Measures

EBITDA

EBITDA consists of net income (loss), minus interest income, plus interest expense, plus income tax expense, plus depreciation and amortization, and minus noncontrolling interest loss. Interest income consists primarily of interest earned on short-term investments or cash deposits. Interest expense primarily consists of interest expense for capital leases, long-term and short-term borrowings. We use EBITDA in addition to income from operations and net income as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, net income (loss) as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not consider certain cash requirements such as capital expenditures, tax payments, interest payments, or other working capital.

We believe EBITDA is useful to an investor in evaluating our operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of our capital structure and the method by which assets were acquired. Our management uses EBITDA:

  as an additional measurement of operating performance because it assists us in comparing our performance on a consistent basis;
  in presentations to the members of our board of directors to enable our board to have the same measurement basis of operating performance as is used by management to compare our current operating results with corresponding prior periods and with the results of other companies in our industry; and, on an adjusted basis in determining compliance with the terms of our credit agreement.

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(In thousands)	2011	2010	2011	2010

Net Income - K12 Inc.	$5,599	$6,129	$15,636	$22,850

Interest expense, net	307	361	970	1,042

Income tax expense, net	5,260	3,927	14,310	13,676

Noncontrolling interest	(335)	(36)	(509)	(226)

Depreciation and amortization	10,950	6,052	30,463	18,365

EBITDA	$21,781	$16,433	$60,870	$55,707

About K12 Inc.

K12 Inc. (NYSE: LRN), a technology-based education company, is the largest provider of online education programs primarily for students in kindergarten through high school in the U.S. These programs deliver individualized education to students through public and private online schools, traditional classrooms, blended school programs, and directly to families through direct purchase. Founded in 2000, K12 has provided over 2 million courses – core subjects, AP®, world languages, credit recovery, and electives – to more than 200,000 students worldwide. Over 90 percent of parents surveyed are satisfied with the K12 program and agree that their children have benefited academically with K12. Students graduating from virtual schools supported by K12 have been accepted to hundreds of higher education institutions including many of the nation’s top-ranked colleges and universities.

K12 also distributes its extensive course catalog directly to school districts, as well as the course catalogs of Aventa LearningTM, acquired in July 2010, and American Education Corporation, a leading provider of instructional and assessment software for kindergarten through adult learners, which was acquired in December 2010.

K12 also owns, operates or provides services to several private schools: the K12 International AcademyTM, is an accredited, diploma-granting online private school; the KeystoneTM School, an accredited school with more than 35 years of distance and online learning success; and the George Washington University Online High School, an online school recently formed with the George Washington University.

K12’s language initiatives are executed through strategic alliances. K12 has partnered with Middlebury College in a new venture called Middlebury Interactive Languages to create and distribute innovative online language courses for pre-college students. K12 has a strategic investment in Web International English, a leader in English language training for students in China.

K12’s educational products are built on a strong research foundation by teams of highly credentialed and experienced academic and functional experts. Together, these teams have created over 60,000 hours of content across 480 course titles, and their specialized expertise is calibrated closely to the wide range of learning needs and environments where K12’s products are used. By leveraging technology appropriately, and using all available instructional modalities (from online courseware to offline print, including manipulatives and interactive media), K12 provides engaging instructional experiences where students can learn at their own pace whether in institutionally structured or individually prompted learning environments.

K12 also owns and distributes curriculum and services to post-secondary institutions through Capital Education and through a joint venture with Blackboard.

K12 is accredited through AdvancED, the world’s largest education community. More information on K12 can be found at: www.K12.com.

CONTACT:
K12 Inc.
Investor:
Keith Haas, 703-483-7077
SVP, Finance and Investor Relations
khaas@k12.com
or
Press:
Jeff Kwitowski, 703-483-7281
VP, Public Affairs
jkwitowski@k12.com